Exhibit 3.13

IDACORP, INC.

ARTICLES OF AMENDMENT

1.    The name of the corporation is IDACORP, Inc. (the “Corporation”).

2.    The Corporation is hereby amending Article VI, Section 2 of the Articles of Incorporation of the Corporation to read as follows (the “Amendment”):

“Section 2.    Terms. At the first Annual Meeting of Shareholders, the Board of Directors shall be divided into three classes as nearly equal in number as possible, unless otherwise provided by any applicable law. The initial term of office of each director in the first class shall expire at the first following Annual Meeting of Shareholders; the initial term of office of each director in the second class shall expire at the second following Annual Meeting of Shareholders; and the initial term of office of each director in the third class shall expire at the third following Annual Meeting of Shareholders. At each annual election commencing at the Annual Meeting of Shareholders after such classification, the successors to the class of directors whose term expires at that time shall be elected to hold office for a term of three years; provided, however, that at each annual election commencing at the 2013 Annual Meeting of Shareholders, the successors to the class of directors whose term expires at that time shall be elected to hold office for a term of one year. Commencing with the 2015 Annual Meeting of Shareholders, the division of the Board of Directors into three classes shall terminate and all directors shall be of one class elected annually.”

3.    The date of adoption of the Amendment was May 17, 2012.

4.    Approval by the board of directors and shareholders of the Corporation was required for the Amendment, and the board of directors and shareholders of the Corporation duly adopted the Amendment as required by Title 30, Chapter 1 of the Idaho Code and by the Articles of Incorporation of the Corporation, on May 17, 2012.

IN WITNESS WHEREOF, the undersigned has signed these Articles of Amendment this 17th day of May, 2012.

IDACORP, Inc.

By: /s/ Patrick A. Harrington
Patrick A. Harrington
Secretary